Exhibit 99.1

FOR IMMEDIATE RELEASE

AGILYSYS APPOINTS ENTERPRISE CLOUD SOFTWARE AND GO-TO-MARKET VETERAN LISA POPE TO ITS BOARD OF DIRECTORS

-- President of global cloud enterprise software company Epicor and seasoned vertical market strategy executive is tapped for her scale-up Software-As-A-Service (SaaS) expertise –

ALPHARETTA, GA (December 11, 2024) — Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of hospitality software solutions and services, today announced that on December 5, 2024, it increased the size of its Board of Directors from seven to eight members and appointed Lisa Pope to fill this newly created directorship. Ms Pope is expected to be nominated for election by the Company’s stockholders at its 2025 annual stockholders meeting.

Ms. Pope currently serves as President of Epicor, where she successfully led the global enterprise software company’s transition from a traditional on-premises software license operation to a cloud-first, subscription-based SaaS company, driving growth through both direct and indirect channels. Epicor serves more than 23,000 customers in 150 countries through a workforce of 4,600 personnel located in 34 countries, including the United States, the United Kingdom, United Arab Emirates, Australia, Canada, Mexico and China. Ms. Pope led a similar successful global growth transition to cloud solutions at Infor as Senior Vice President, Global Strategy and Sales, for Infor’s CloudSuite and Value Engineering industry-specific solutions across eight vertical markets, including hospitality. Infor delivers enterprise cloud solutions to more than 60,000 customers across 175 countries.

“Lisa is a highly talented SAAS-focused executive with a long history of successfully growing industry-tailored enterprise cloud solutions globally at scale,” said Agilysys Chairman of the Board Michael Kaufman. “Her experience makes Lisa an ideal candidate to help further our Board of Directors’ mission to significantly increase shareholder value in the years to come,” Mr. Kaufman added.

Agilysys President, Chief Executive Officer and Board Director Ramesh Srinivasan noted Ms. Pope’s experience shaping go-to-market success in global “land and expand” cloud software models in which the value of initial sales to new customers expands over time through upselling and cross-selling additional solutions on an end-to-end enterprise platform.

“Now that we have completed the cloud-native modernization of our end-to-end hospitality enterprise platforms for property management systems (PMS), omnichannel point-of-sale solutions (POS) and food-and-beverage inventory and procurement (F&B I&P) solutions, we are focused on accelerating global growth at scale,” Mr. Srinivasan emphasized. “Lisa is a global enterprise leader with proven experience accelerating new customer wins for companies that similarly have transitioned enterprise solutions to the cloud. Lisa has been instrumental in helping those companies achieve impressive global presence. We also appreciate her background driving customer success and retention to create ‘customer-for-life’ value,” Mr. Srinivasan added.

Ms. Pope serves on the Board of Directors for supplier risk management and recovery solutions provider apexanalytix, and previously helped create initial go-to-market plans for behavioral analytics software start-up Pretaa. Her more than 30 years of corporate leadership experience also includes leading go-to-market growth during manufacturing and supply chain solution provider QAD’s transition from on-premises licensed software to cloud-native SaaS as Senior Vice President, Global Sales Strategy. She also was the profit-and-loss owner for QAD’s North America Region. QAD grew revenue to approximately $340 million before being acquired in an approximately $2 billion cash transaction by private equity investment firm Thoma Bravo in 2021.

Noting how well her corporate executive experience aligns with growth opportunities facing Agilysys, Ms. Pope commented, “I am energized by the ‘scale in the cloud’ future for Agilysys. The similarities with respect to growth, customer engagement, technology transition and micro-vertical transformation between ‘what’s next’ for Agilysys and the global expansion initiatives I have led for similar technology-forward, scale-up companies make this Board of Directors position a perfect fit – not only with my proven expertise but also with the challenges I find most rewarding. I look forward to collaborating with my Board of Director colleagues and the Agilysys leadership team to scale to the next level.”

Ms. Pope was recognized for her customer-centric revenue growth success, ability to strategically lead and scale partnerships, and effective mentorship and women empowerment with the 2022 “Woman of the Year” Stevie Award for Sales and Customer Service, a global annual award honoring customer service, business development and executive sales leadership. She also was named the 2021 Silver Best in Biz Award for Sales Executive of the Year by a panel of judges from the Associated Press, Barron’s, Consumer Affairs, Inc., USA Today and Wired. Ms. Pope holds dual Bachelor of Arts degrees in Economics and in Communications and Media Studies from University of California, Santa Barbara.

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About Agilysys

Agilysys exclusively delivers state-of-the-art software solutions and services that help organizations achieve High Return Hospitality™ by maximizing Return on Experience (ROE) through interactions that make ‘personal’ profitable. Customers around the world use Agilysys Property Management Systems (PMS), Point-of-Sale (POS) solutions, Food & Beverage Inventory and Procurement (I&P) systems and accompanying hospitality ecosystem solutions to consistently delight guests, retain staff and grow margins. The Agilysys 100% hospitality customer base includes branded and independent hotels; multi-amenity resorts; casinos; property, hotel and resort management companies; cruise lines; corporate dining providers; higher education campus dining providers; food service management companies; hospitals; lifestyle communities; senior living facilities; stadiums; and theme parks. www.agilysys.com

Media NORAM: Jen Reeves, Agilysys, 770-810-6007, jennifer.reeves@agilysys.com

Media Rest-of-World: Alan Edwards/Champion +44 207 030 3818 agilysys@championcomms.com

Investors: Jessica Hennessy, Agilysys, 770-810-6116, investorrelations@agilysys.com